Exhibit 99.1

DUKE 401(k) PLAN

(As Amended and Restated Generally Effective as of January 1, 2008)

Krieg DeVault LLP

Indianapolis, Indiana

ADOPTION OF

DUKE 401(k) PLAN

(As Amended and Restated Generally Effective as of January 1, 2008)

Pursuant to resolutions adopted by the Associate Benefits Committee appointed by the Executive Compensation Committee of the Board of Directors of Duke Realty Corporation (the “Company”) on July 3, 2008, the undersigned officers of the Company hereby adopt the Duke 401(k) Plan (As Amended and Restated Generally Effective as of January 1, 2008) on behalf of the Company, in the form attached hereto.

Dated this 3rd day of July, 2008.

By	/s/ Denise K. Dank
Denise K. Dank
SVP, Human Resources

ATTEST:

By	/s/ Laura A. Sylak
Laura A. Sylak
AVP, Human Resources

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SECTION		Page

Section 8.9	Action by the Employers	29
Section 8.10	Indemnification	29
Section 8.11	Nonguarantee of Funds	29
Section 8.12	Qualified Domestic Relations Orders	29

ARTICLE IX AMENDMENT AND TERMINATION		30

Section 9.1	Amendment	30
Section 9.2	Termination	30
Section 9.3	Termination Procedures	30

ARTICLE X SUCCESSORS, MERGERS AND PLAN ASSETS		31

Section 10.1	Successors	31
Section 10.2	Plan Mergers, Consolidations and Transfers	31
Section 10.3	Plan Assets	31

ARTICLE XI PARTICIPATION BY AFFILIATES		32

Section 11.1	Affiliate Participation	32
Section 11.2	Company Action Binding on Other Employers	32
Section 11.3	Withdrawal by Affiliate	32
Section 11.4	Effect of Withdrawal of Affiliate	32
Section 11.5	Transfer of Employment of Inactive Participant to Employer	33
Section 11.6	Transfer of Employment of Participant From Employer	33
Section 11.7	Transfer of Employment Between Employers	33

SUPPLEMENT A Claims and Review Procedures		A-1

SUPPLEMENT B Limitations on Compensation Deferral and Matching Contributions		B-1

SUPPLEMENT C Top-Heavy Provisions		C-1

SUPPLEMENT D Loans		D-1

SUPPLEMENT E Special Provisions Applicable to Former Employees of Farro Enterprises, R. L. Johnson Company, Baur Properties, Weeks Realty Corporation and MEPC American Properties, Inc.		E-1

SUPPLEMENT F Minimum Distribution Requirements		F-1

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DUKE 401(k) PLAN

(As Amended and Restated Generally Effective as of January 1, 2008)

ARTICLE I

Introduction

Section 1.1 Purpose. The Duke 401(k) Plan (the “Plan”) is maintained by Duke Realty Corporation (the “Company”) to assist its Covered Employees, and the Covered Employees of any other Employer under the Plan, in providing for their future financial security by deferring a portion of their Compensation and having those funds accumulated under the Plan, and by sharing in the contributions from the Employers. The Plan is intended to meet the provisions of Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

It is the express intention of the Company that the Plan constitute an “eligible individual account plan” within the meaning of Section 407(d)(3)(B) of the Employee Retirement Income Security Act of 1974 (“ERISA”). Consequently, the assets of the Plan, to the extent provided by the provisions of the Plan, may be invested in “Qualifying Employer Securities,” and the fiduciaries of the Plan are expressly authorized and directed to acquire and hold Qualifying Employer Securities in accordance with the terms of the Plan.

“Qualifying Employer Securities” means common stock issued by the Company, or by a corporation which is a member of the same controlled group as defined in Code Section 409(1)(4), having a combination of voting power and dividend rights equal to or exceeding that class of common stock having the greatest voting power and the class of stock having the greatest dividend rights.

Section 1.2 Effective Date. The Plan was originally established by the Company effective January 1, 1985 (the “Original Effective Date”). The “Effective Date” of the Plan, as amended and restated, is January 1, 2008, unless otherwise specified in the Plan or required by applicable law. The provisions of the Plan as restated only apply to an individual employed by an Employer on or after the Effective Date. The rights and benefits, if any, of an employee whose employment with the Employers terminated before the Effective Date will be determined in accordance with the terms of the Plan as of the date of his termination; provided, however, that if a Participant’s benefits were not fully distributed prior to the Effective Date, then the provisions of the Plan as restated herein will govern the subsequent investment and distribution of those benefits.

Section 1.3 Employers and Affiliates. Any Affiliate may adopt the Plan for the benefit of its employees with the Company’s consent in accordance with Section 11.1. For purposes of this Plan, the term “Affiliate” means the Company and any other corporation or trade or business whose employees are treated as being employed by the Company under Code Section 414(b), 414(c), 414(m) or 414(o). The Company and each other Affiliate that adopts the Plan are referred to as the “Employers” and sometimes individually as an “Employer.”

Section 1.4 Plan Administration; Plan Year. The Plan is administered by the Associate Benefits Committee appointed by the Executive Compensation Committee of the Board of Directors of the Company (the “Committee”), as described in Article VII, on the basis of a “Plan Year” which is the twelve-month period commencing on each January 1 and ending on the following December 31. Any notice or document required to be given to or filed with an Employer or the Committee will be properly given or filed if delivered or mailed, by registered mail, postage prepaid, to:

Associate Benefits Committee

c/o Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, Indiana 46240

Attn: Human Resources Department

Section 1.5 Funding of Benefits. Funds contributed under the Plan will be held and invested, until distribution, by one or more trustees (the “Trustee”) appointed by the Company, in accordance with the terms of one or more Trust agreements (the “Trust”) between the Company and the Trustee which implement and form a part of the Plan. The provisions of and benefits under the Plan are subject to the terms and provisions of the Trust.

Section 1.6 Examination of Documents. Copies of the Plan and Trust, and any amendments of either document, will be made available at the Company’s principal office where they may be examined by any Participant or other person entitled to benefits under the Plan.

Section 1.7 Contributions Not Dependent Upon Profits. The Plan is intended to qualify as a profit sharing plan under Code Section 401(a). However, contributions under the Plan may be made without regard to an Employer’s current or accumulated profits.

Section 1.8 Plan Supplements. The provisions of the Plan may be modified by supplements to the Plan. The terms and provisions of each supplement are a part of the Plan and supersede any other provisions of the Plan to the extent necessary to eliminate any inconsistencies between the supplement and any other Plan provisions.

Section 1.9 Definition References. The following terms are defined in the Plan in the following sections:

Term	Plan Section
Account	5.1
Accounting Date	5.2
Accounting Period	5.2
Actual Deferral Percentage	B-3
Adverse Benefit Determination	A-3
Affiliate	1.3
Aggregated Plan	C-5(a)
Alternate Payee	8.12
Annual Addition	5.9

Annual Dollar Limitation	B-2(a)
Authorized Leave of Absence	2.5(d)
Base Pay	3.1
Beneficiary	6.7
Benefit Claim	A-1
Bonus	3.1
Catch-Up Contributions	3.2
Claimant	A-1
Code	1.1
Committee	1.3
Company	1.1
Compensation	3.3
Compensation Cap	5.8
Compensation Deferral Contribution	4.1
Compensation Deferrals	3.1
Contribution Percentage	B-4
Covered Employee	2.1(b)
Deferral Contribution Account	5.1(a)
Determination Date	C-2
Direct Rollover	6.8(d)
Disability Claim	A-2
Discretionary Contribution	4.4
Discretionary Contribution Account	5.1(d)
Distributee	6.8(c)
Effective Date	1.2
Elective Deferral	B-2(c)
Eligible Participant	5.7
Eligible Retirement Plan	6.8(b)
Eligible Rollover Distribution	6.8(a)
Employer	1.3
Entry Date	2.2
ERISA	1.1
Executive Compensation Committee	7.1
Forfeiture	6.4
Highly Compensated Employee	B-5
Hour of Service	2.5(a)
Inactive Participant	2.4
Investment Funds	5.10
Key Employee	C-3(a)
Married Participant	6.7(a)
Matching Contribution	4.2
Matching Contribution Account	5.1(b)
Non-Key Employee	C-3(b)
Non-Spouse Beneficiary	6.8(c)
Normal Retirement Age	6.1
One-Year Break in Service	2.5(c)

Original Effective Date	1.2
Participant	2.2
Per Capita Discretionary Contribution	5.7(b)
Percentage Limitation	B-3
Plan	1.1
Plan Termination Date	9.3
Plan Year	1.3
Predecessor Employer	2.5(b)
Qualified Domestic Relations Order	8.12
Qualifying Employer Securities	1.1
Reemployed Participant	6.3
Regular Discretionary Contribution	5.7(a)
Rollover Account	5.1(e)
Rollover Contribution	4.7
Separation Period	6.3(a)
Special Contribution	4.3
Special Contribution Account	5.1(c)
Successor Plan	9.3
Surviving Spouse	6.7(c)
Top-Heavy Group	C-5(a)
Top-Heavy Plan	C-1
Total and Permanent Disability	6.1
Total Compensation	5.8
Trust	1.4
Trustee	1.4
Vested Percentage	6.3
Years of Service	6.3

ARTICLE II

Participation and Service

Section 2.1 Eligibility for Participation. Every person employed by an Employer is eligible to participate in the Plan provided that:

(a)	He has attained age 18; and

(b)	He is a Covered Employee. The term “Covered Employee” means a person employed by an Employer and classified by the Employer as a common-law employee (regardless of the individual’s actual employment status), except that term does not include an employee employed in a unit of employees subject to a collective bargaining agreement where retirement benefits were negotiated in good faith by an Employer and that unit’s bargaining representative.

Section 2.2 Commencement of Participation. Subject to the conditions and limitations of the Plan, each Covered Employee who was a Participant in the Plan on December 31, 2007 will continue as a Participant on and after January 1, 2008. Any other Covered Employee will become a “Participant” in the Plan on the first day of the calendar month (an “Entry Date”) next following the date he satisfies the eligibility requirements of Section 2.1, or if later, on the date the employee’s employer becomes an Employer under the Plan pursuant to Section 11.1.

Section 2.3 Duration of Participation. Subject to Section 2.4, an employee will continue as a Participant until the later of his termination of employment with all of the Affiliates or the complete distribution of his Plan benefits.

Section 2.4 Restricted Participation and Reemployment. A Participant who (i) has ceased to be employed by an Employer but has not received a complete distribution of his Plan benefits or (ii) remains in the employ of an Employer but has ceased to be a Covered Employee will, upon either such event, become an “Inactive Participant.” An Inactive Participant (including the Beneficiary of a deceased Participant) will be treated as a Participant for all purposes of the Plan, except as follows:

(a)	An Inactive Participant is not permitted to defer any portion of his Compensation under Sections 3.1 and 3.2 and will not share in any Employer contributions under Section 4.2, 4.3 or 4.4, except as provided in Section 5.5, 5.6 or 5.7.

(b)	The Beneficiary of a deceased Participant cannot designate a Beneficiary under Section 6.7.

(c)	An Inactive Participant is not permitted to borrow a portion of the Trust fund under Section 6.10.

An Inactive Participant who has not terminated employment with all of the Affiliates will become an active Participant upon his return to status as a Covered Employee. An employee who was a Participant and who has terminated employment with all of the Affiliates will, in the event he is subsequently reemployed by an Employer, become an active Participant upon his reemployment as a Covered Employee. An employee who was never a Participant and has terminated employment with all of the Affiliates and is subsequently reemployed by an Employer will be treated as a new employee and will become a Participant upon satisfying the requirements of Section 2.1. An employee who satisfied the requirements of Section 2.1 but did not become a Participant under Section 2.2 will be treated as a former Participant eligible for active participation in accordance with the foregoing provisions of this Section.

Section 2.5 Service. The following terms and provisions apply in determining a Participant’s service under the Plan:

(a)	The term “Hour of Service” means each hour for which an employee is directly or indirectly paid or entitled to payment by an Affiliate for the performance of duties and for reasons other than the performance of duties (such as vacation, sickness, disability, back pay or Authorized Leave of Absence) determined and credited in accordance with Section 2530.200b-2 of the Department of Labor regulations which are incorporated herein by reference. No more than 501 Hours of Service will be credited under this subsection (a) for any computation period in which no duties are performed by the employee. Full-time employees who are not compensated on an hourly basis will be credited with the number of Hours of Service per day for which they are paid to work by the Employer. Hours of Service by an individual considered to be an employee of an Affiliate under Code Section 414(n) or (o) will be treated as Hours of Service under this subsection (a).

(b)	Unless otherwise provided by the Company, Hours of Service with a Predecessor Employer will be disregarded. A “Predecessor Employer” means any entity of which the stock, assets or business was acquired by an Employer by merger, consolidation or purchase.

(c)	The term “One-Year Break in Service” means any Plan Year in which the employee is not credited with more than 500 Hours of Service.

(d)	An Authorized Leave of Absence does not constitute a termination of employment. The Compensation Deferral or Catch-Up Contributions of a Participant who is on an Authorized Leave of Absence will continue unless the Participant elects to have them discontinued during the leave of absence. For purposes of this Plan, an “Authorized Leave of Absence” means:

(i)	An absence authorized by the Employer under its standard personnel practices applied uniformly to all similarly situated employees; and

(ii)	An absence due to service in the Armed Forces of the United States described in any applicable statute granting reemployment rights to employees engaged in such service.

(e)

Solely for purposes of determining whether a One-Year Break in Service has occurred, an individual who is absent from work for maternity or paternity reasons or whose absence is covered under the Family and Medical Leave Act will receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, eight Hours of Service per day of such absence. For purposes of this subsection, an absence from work for maternity or paternity reasons means an absence (i) by reason of the pregnancy of the individual, (ii) by reason of a birth of a child of the individual, (iii) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this subsection will be credited (1) in the Plan Year in which the absence begins if the crediting is necessary to prevent a One-Year Break in Service in that year, or (2) in all other cases, in the following Plan Year. No more than 501 Hours of Service will be credited under this subsection in any Plan Year. The Committee may require an employee to furnish any information the Committee may need to establish that the employee’s absence was for one of the reasons specified above.

Section 2.6 Military Service. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u).

Section 2.7 Notice of Participation. The Committee will notify each Covered Employee of the date he becomes a Participant in the Plan and will furnish each Participant with a summary plan description and such other reports required by the applicable governmental rules and regulations.

ARTICLE III

Deferrals

Section 3.1 Compensation Deferrals. Each Participant may elect to defer a percentage of his Compensation (as defined in Section 3.3) each Plan Year in multiples of one percent on the following basis:

(a)	Up to 75% of his “Base Pay” (his Compensation less any category of bonus and lease incentive commission); and

(b)	Up to 75% of his “Bonus” (his Compensation less Base Pay).

Any amount so deferred (referred to as a Participant’s “Compensation Deferrals”) under this Section will be withheld from the Participant’s Compensation and contributed to the Plan under Section 4.1.

Section 3.2 Catch-Up Contributions. All Participants who are eligible to make Compensation Deferrals under the Plan, who have attained age 50 before the close of the Plan Year and who have made Compensation Deferrals which have been limited as provided in Section 3.1, 5.9, B-2 or B-3, will be eligible to make “Catch-Up Contributions” in accordance with, and subject to the limitations of, Code Section 414(v). Such Catch-Up Contributions will not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 401(a)(30) and 415. The Plan will not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Section 401(a)(4), 401(k)(3), 410(b) or 416, as applicable, by reason of the making of such Catch-Up Contributions. Any amount so deferred under this Section will be withheld from the Participant’s Compensation and contributed to the Plan under Section 4.1.

Section 3.3 Compensation. Subject to the limitations described in Section 5.8, a Participant’s “Compensation” for purposes of Section 3.1, 3.2 and 4.2 means the total cash compensation paid to the Participant during a Plan Year (including the compensation that, but for the Compensation Deferral election made under Section 3.1, the Catch-Up Contributions election made under Section 3.2, or an election made under a Code Section 125 plan or 132(f) program maintained by an Employer, would have been paid to the Participant) by an Employer for services rendered to an Employer as an employee, including overtime pay, commissions, bonuses and payments made in lieu of wages while a Participant is on qualified military leave, but excluding severance pay, fringe benefits, welfare benefits, amounts deferred under or paid from a deferred compensation plan (including but not limited to the long term compensation plan of an Employer), reimbursements (including moving expenses) and expense allowances, and lease incentive payments made to a Participant after his termination of employment.

Section 3.4 Changes in Rate of Deferrals. A Participant who has made a Compensation Deferral or Catch-Up Contribution election may elect to increase or decrease the rate of his Compensation Deferrals and Catch-Up Contributions (or to suspend or resume deferrals) within the limits specified in Section 3.1 and 3.2, on the first payroll date administratively practicable after the election is made, in accordance with Section 3.5.

Section 3.5 Deferral Elections. A Participant’s deferral election will be effective until his termination of employment with all the Employers or until changed or suspended in accordance with Section 3.4 and this Section. Compensation Deferrals and Catch-Up Contributions will normally be made through equal payroll deductions. However, the Committee may allow a Participant to make a separate deferral election with respect to any bonus included in Compensation. The Committee may also establish other nondiscriminatory methods for permitting Compensation Deferrals and Catch-Up Contributions. Any elections or notices that are to be made or given under this Article III must be made at the time, and in the manner established by the Committee. The Committee may also prescribe additional rules and procedures consistent with the foregoing to govern Compensation Deferral and Catch-Up Contributions elections under this Article III.

ARTICLE IV

Contributions

Section 4.1 Deferral Contributions. Subject to the conditions and limitations of this Article IV, Article V and Supplement B, each Employer will contribute an amount equal to the Compensation Deferrals made under Section 3.1 for each Plan Year by a Participant employed by that Employer to the Trustee in the name of the Participant (referred to as a “Compensation Deferral Contribution”). If all or any portion of a Participant’s Compensation Deferrals for any Plan Year may not be contributed due to the limitations or conditions of Section 4.5, Section 5.9 or Supplement B, the amount that may not be contributed will be paid to the Participant. If that amount has already been contributed, the excess contribution will be returned directly to the Participant in accordance with Section B-2 or B-3. Each Employer will also contribute an amount equal to the Catch-Up Contribution made under Section 3.2 for each Plan Year by a Participant employed by the Employer to the Trustee in the name of the Participant.

Section 4.2 Matching Contributions. Subject to the conditions and limitations of this Article IV, Article V and Supplement B, as soon as practicable following the end of each calendar month, an Employer may contribute to the Trustee an amount designated as a “Matching Contribution” necessary to match each Participant’s Compensation Deferral Contributions for each month not in excess of three percent of the Participant’s year-to-date Compensation. A Matching Contribution made by an Employer under this Section will be allocated in accordance with Section 5.5 to Participants who had Compensation Deferral Contributions made on their behalf by the Employer for that Plan Year.

Notwithstanding the foregoing, for Participants who (a) are not at a management level of senior vice president or higher, or are not a former member of the Executive Committee of the Company, as of the date the Matching Contribution is allocated, and (b) have accrued 10 or more “consecutive” (as defined below) years of employment during the Plan Year, “three percent” will be replaced with “a percentage to be determined by the Committee” where the former percentage appears in this Section. Consecutive years of employment, for purposes of this Section, will include (i) any Separation Period (as defined in Section 6.3) that is less than 12 consecutive months, and (ii) any period of employment prior to a Separation Period if the period of employment was at least 15 years. The additional Matching Contribution for each Plan Year will be based on Compensation earned for the entire Plan Year. Provided, however, any allocation will be subject to the requirements of Code Section 401(a)(4). In the event an allocation would not satisfy the requirements of the preceding sentence, the Committee will, on a nondiscriminatory basis, adjust the allocation to the extent necessary to satisfy the requirements of Code Section 401(a)(4).

Section 4.3 Special Contributions. Subject to the conditions and limitations of this Article IV and Article V, each Plan Year an Employer may, in its sole discretion, contribute to the Trustee an amount determined by the Committee to enable the Plan to satisfy the requirements of Sections B-3 and B-4. A contribution made by an Employer under this Section will be designated as a “Special Contribution” and allocated in accordance with Section 5.6 to Participants employed by the Employer during that Plan Year who are not Highly Compensated Employees (as defined in Section B-5).

Section 4.4 Discretionary Contributions. Subject to the conditions and limitations of this Article IV and Article V, each Plan Year an Employer may contribute to the Trustee an amount designated as a “Discretionary Contribution” determined in its sole discretion. Unless an Employer specifies otherwise, its Discretionary Contribution will, subject to acceptance by the Trustee, be made in the form of or invested by the Trustee in, whole and fractional shares of Qualifying Employer Securities. Such shares will be valued at their fair market value on the date of contribution or purchase as provided under ERISA Section 3(18) and the regulations thereunder. A Discretionary Contribution made by an Employer under this Section will be allocated to Eligible Participants employed by the Employer during that Plan Year in accordance with Section 5.7.

Section 4.5 Limitations on Contributions. An Employer’s contributions made under Sections 4.1 through 4.4 above for any taxable year of the Employer (that is, for a Plan Year that begins with or within that taxable year) may not, unless the Employer specifies otherwise, exceed an amount equal to the maximum amount deductible by the Employer on account of these contributions for federal income tax purposes for that taxable year.

Section 4.6 Payment of Contributions. Compensation Deferral Contributions and Catch-Up Contributions to be made under Section 4.1 are to be paid to the Trustee as soon as practicable after the date the Compensation Deferrals and Catch-Up Contributions would have been paid to the Participants but for their deferral elections under Sections 3.1 and 3.2. Contributions to be made under Section 4.2 are to be paid to the Trustee as soon as practicable after the end of the month to which they relate. Contributions to be made under Section 4.3 are to be paid to the Trustee no later than the last day of the Plan Year that is being tested under Section B-3 or B-4. Contributions to be made under Section 4.4 are to be paid to the Trustee no later than the date prescribed by law for filing the Employer’s federal income tax return, including extensions. Any contributions paid with respect to a Plan Year under this Section will be considered to have been paid by the last day of that year, regardless of when actually paid to the Trustee.

Section 4.7 Rollover Contributions. Subject to rules and procedures established by the Committee, a Participant or a Covered Employee may at any time contribute all or any part of an amount that is eligible for rollover to a qualified plan as determined under the applicable provisions of the Code (a “Rollover Contribution”) if such Rollover Contribution is (i) a Direct Rollover of an Eligible Rollover Distribution from a qualified plan described in Code Section 401(a) or 403(a), excluding after-tax employee contributions, an annuity contract described in Code Section 403(b), excluding after-tax employee contributions or an eligible plan under Code Section 457(b) which is maintained by the state, a political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state; (ii) a Participant contribution of an Eligible Rollover Distribution from a qualified plan described in Code Section 401(a) or 403(a), an annuity contract described in Code Section 403(b), excluding after-tax employee contributions or an eligible plan under Code Section 457(b) which is maintained by the state, a political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state; or (iii) a Participant Rollover Contribution of the portion of a distribution from an individual retirement account or annuity described in Code Section 408(a) or 408(b) that is eligible to be rolled over and would otherwise be includible in gross income. However, if the contribution is not a direct rollover from another eligible plan, the contribution must be made within 60 days after the date the Participant receives that amount. A Rollover Contribution will be credited to an account established under Section 5.1 in the name of the Participant or the Covered Employee and any amount credited to that account will be fully vested and nonforfeitable at all times.

Section 4.8 Direct Transfers. At the direction of and in accordance with rules prescribed by the Committee, a Participant’s or a Covered Employee’s benefits under another plan which meets the requirements of Code Section 401(a) may be received by the Trustee from the trustee of that other plan; provided that the benefits are exempt from the requirements of Code Section 401(a)(11). Any amount so received will be credited to an account established under Section 5.1 in the name of the Participant or Covered Employee and any amount credited to such an account will be fully vested and nonforfeitable at all times.

Section 4.9 Participant After-tax Contributions. Participants are not required or permitted to make after-tax contributions under the Plan.

ARTICLE V

Allocations to Participants

Section 5.1 Individual Accounts. The Committee will create and maintain the following accounts on behalf of each Participant (or Covered Employee who makes a Rollover Contribution):

(a)	A “Deferral Contribution Account” to reflect the Compensation Deferral Contributions and Catch-Up Contributions made on behalf of the Participant under Section 4.1;

(b)	A “Matching Contribution Account” to reflect the Matching Contributions made on behalf of the Participant under Section 4.2;

(c)	A “Special Contribution Account” to reflect the Special Contributions made on behalf of the Participant under Section 4.3;

(d)	A “Discretionary Contribution Account” to reflect the Discretionary Contributions made on behalf of the Participant under Section 4.4, which may include a Regular Discretionary Contribution Subaccount and a Per Capita Discretionary Contribution Subaccount;

(e)	A “Rollover Account” to reflect the Rollover Contributions made by the Participant or Covered Employee under Section 4.7.

Each account will also reflect the credits and charges to be made to that account under this Article V. The Committee may also maintain any other account or subaccount as it deems advisable, including a “Transfer Account” to reflect Transfer Contributions made under Section 4.8. Unless the context indicates otherwise, a Participant’s “Account” means all accounts maintained in his name under the Plan. The maintenance of these accounts is only for accounting purposes, and no assets of the Trust fund need be segregated to any account.

Section 5.2 Accounting Date. The term “Accounting Date” means each day on which the securities markets of the United States are generally in operation and any other date selected by the Committee, including any date the Plan is terminated or partially terminated. Any reference to an “Accounting Period” ending on an Accounting Date means the period since the last preceding Accounting Date.

Section 5.3 Account Adjustments. The Accounts of Participants and Beneficiaries will be adjusted by the recordkeeper, at the direction of the Committee, as of each Accounting Date in accordance with the following:

(a)	Withdrawals. Any distributions, loans or other withdrawals from the Trust fund will be debited from the Participants’ Accounts.

(b)	Adjustments.

(i)	The net asset value of the securities and/or other assets comprising each Investment Fund will be computed. This net asset value will be equal to the market price of the securities and other assets comprising the Investment Fund as of the close of business on the current Accounting Date.

(ii)	Following the computation of the net asset value for each Investment Fund, a gain or loss will be assigned to each Account invested in the Investment Fund based on the net asset value of the Investment Fund on the previous Accounting Date.

(iii)	Any requests for transfers to be made to or from an Investment Fund by any Participant, received prior to the stated deadline on such Accounting Date will be made. In completing the valuation procedure described above, such adjustments in the amount credited to such Accounts will be made on the Accounting Date to which the investment activity relates. It is intended that this Section operate to distribute among the Participant’s Accounts all income of the Trust fund and changes in the value of the Trust fund’s assets.

(iv)	In addition to the above paragraph (iii), in the event a pooled Investment Fund is created as a designated fund for Participant investment election in the Plan, valuation of the pooled Investment Fund will be governed by the administrative services agreement for that pooled Investment Fund.

(c)	Crediting Contributions. Contributions will be credited to the Participants’ Accounts as set forth in Section 5.4.

(d)	Deemed Date of Allocation. All credits or deductions made under this Article to Participants’ Accounts will, for all purposes other than the allocation of income, be deemed to have been made no later than the last day of the Plan Year though actually determined thereafter. For any period in which one or more Investment Funds are maintained under Section 5.10, the foregoing provisions of this Section 5.3 will be applied to the Account balances invested in each Investment Fund and to any withdrawals or contributions to be allocated to an Investment Fund as if each Investment Fund were a separate trust fund. No credit to an Investment Fund will be taken into account under this Section 5.3 until the Accounting Date the contribution was both paid to the Trustee and credited to the Investment Fund by the Investment Fund recordkeeper.

Section 5.4 Crediting of Deferral Contributions. Subject to the conditions and limitations of this Article V and Supplement B, as of each Accounting Date, any Compensation Deferral and Catch-Up Contributions made on behalf of a Participant under Section 4.1 for that Accounting Period, that are not returned to the Participant under Section 4.1, will be credited to that Participant’s Deferral Contribution Account.

Section 5.5 Allocation of Matching Contributions. Subject to the conditions and limitations of this Article V and Section B-4, as of the last Accounting Date of each calendar month, any Matching Contributions made under Section 4.2 for that month will be allocated and credited to the Matching Contribution Accounts of all Participants, pro rata, according to the Compensation Deferral Contributions credited to those Participants under Section 5.4 above for that month. Notwithstanding the foregoing, an Employer may limit the Compensation Deferral Contributions to be used with respect to the Participants for allocation purposes by specifying that limit (in either dollar or percentage terms or both) prior to the first day of the month for which the Matching Contributions are being made.

Section 5.6 Allocation of Special Contributions. Subject to the limitations of this Article V, as of the Accounting Date coincident with the last day of each Plan Year, any Special Contributions made under Section 4.3 for that year will be allocated and credited to the Special Contribution Accounts of all Eligible Participants (as defined in Section 5.7 below) who are not Highly Compensated Employees (as defined in Section B-5) with respect to that year, pro rata, according to those Participants’ Total Compensation or the Compensation Deferral Contributions made on their behalf for that year, as specified by the Employer.

Section 5.7 Allocation of Discretionary Contributions. Subject to the limitations of this Article V, as of the Accounting Date coincident with the last day of each Plan Year, any Discretionary Contributions made under Section 4.4 for the Plan Year will be allocated to the Discretionary Contribution Accounts of all Eligible Participants as follows:

(a)	In the case of Regular Discretionary Contributions, pro rata, according to those Eligible Participants’ Base Pay for that year.

(b)	In the case of Per Capita Discretionary Contributions, equally among Eligible Participants on a per capita basis.

An “Eligible Participant” means a Participant who is:

(i)	Employed by an Employer (or on an Authorized Leave of Absence) on the last day of the Plan Year and who is credited with 1,000 or more Hours of Service for that year; or

(ii)	Employed by an Employer on the first day of the Plan Year who terminated his employment during that year due to his death or Total and Permanent Disability (as defined in Section 6.1) or after reaching his Normal Retirement Age.

For any Plan Year, in which the number of Participants benefiting under the Plan (as determined under Treasury Regulation Section 1.410(b)) who are not Highly Compensated Employees would fall below the number required to benefit under the Plan under Code Section 410(b), the term “Eligible Participant” will include any Participant who is not a Highly Compensated Employee who was employed by an Employer during the Plan Year and who was credited with 500 or more Hours of Service for that year.

Section 5.8 Total Compensation. A Participant’s “Total Compensation” for any Plan Year means the wages, salaries, and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) paid to the Participant by the Employers for personal services actually rendered in the course of employment with an Employer maintaining the Plan to the extent that the amounts are includable in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan) but excluding the following:

(a)	Employer contributions to a plan of deferred compensation which are not includible in the Participant’s gross income for the taxable year in which contributed, or employer contributions under a simplified employee pension plan, or any distributions from a plan of deferred compensation;

(b)	Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(c)	Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

(d)	Other amounts which received special tax benefits, or contributions made by the Employer (whether or not under a compensation deferral agreement) towards the purchase of an annuity contract described in Code Section 403(b) (whether or not the contributions are actually excludable from the gross income of the Participant).

Total Compensation includes (a) the amount of Compensation Deferral and Catch-Up Contributions made on the Participant’s behalf that would have been reported as taxable income for that year but for his Compensation Deferral and/or Catch-Up Contribution election and the amount that was not reported as taxable income by an Employer as a result of an election made by the Participant under a Code Section 125 plan or by reason of Code Section 132(f)(4), (b) payments made in lieu of wages while a Participant is on qualified military leave, and (c) amounts paid within the later of (i) 2 1/2 months following the Participant’s termination of employment, or (ii) the end of the Plan Year in which the Participant terminated employment, provided, the amounts paid are regular compensation such as base pay, overtime or shift differentials, commissions, bonuses, accrued sick, vacation or PTO, or other similar payments that would have been paid to the Participant if he had continued his employment with the Employer. For purposes of allocating contributions under this Article, a Participant’s Total Compensation does not include any amount paid to the Participant prior to the date on which he became a Participant. In addition, a Participant’s Compensation and Total Compensation do not include any amount in excess of the Compensation Cap in effect for that year. The term “Compensation Cap” means the sum of (i) $230,000 and (ii) any adjustments permitted under Code Section 401(a)(17)(B). For purposes of determining the Actual Deferral Percentage under Section B-3 and the Contribution Percentage under Section B-4, the Company may limit a Participant’s Total Compensation for any Plan Year to the Total Compensation attributable to the period during which the individual was a Participant if the limit is applied uniformly to all Participants that year.

Section 5.9 Maximum Additions. Notwithstanding anything contained in the Plan to the contrary, the Annual Addition (as defined below) made to a Participant’s Account for any Plan Year will not exceed the lesser of $46,000 (as adjusted pursuant to Code Section 415(d)(1)(C)) or 100 percent of the Participant’s Total Compensation. The term “Annual Addition” means the sum of the Compensation Deferral Contributions, Matching Contributions, Discretionary Contributions and Special Contributions that are to be credited to a Participant’s Account for a Plan Year. All defined contribution plans maintained by an Affiliate will be aggregated with this Plan for purposes of determining the limitation on Annual Additions. For purposes of the preceding sentence, the term “Annual Addition” includes the sum of any Employer contributions, employee contributions, forfeitures and allocations made on behalf of a Participant to an individual medical benefit account, as defined in Code Section 415(l)(2), or to a separate post-retirement medical benefit account (if the Participant is a Key Employee under Code Section 419A(d)(3)) under a welfare benefit fund, as defined in Code Section 419(e). The compensation limit will not apply to any contributions for medical benefits after separation from service (within the meaning of Code Section 401(h) or 419A(f)(2)) which is otherwise an Annual Addition.

Section 5.10 Investment Funds. The Trust fund may include one or more “Investment Funds” established by the Trustee at the direction of the Committee. An Investment Fund may include a self-directed brokerage account established for each electing Participant. Each Participant may elect the manner in which his Account is to be invested among the Investment Funds. The Committee will adopt rules concerning the investment of amounts for which it receives no election and inform Participants of those rules from time to time. A Participant may also elect to have amounts in his Accounts that are invested in an Investment Fund transferred to another Investment Fund or Funds. A Participant’s election to invest his Account, to change the investment of future contributions (other than Discretionary Contributions) or to transfer amounts from one Investment Fund to another will be made in accordance with any rules established by the Committee in accordance with this Section on forms or pursuant to procedures established by the Committee for that purpose.

A Participant may also invest in Qualifying Employer Securities under the Plan. Effective June 1, 2008, all Matching Contributions will be invested in Qualifying Employer Securities unless the Participant affirmatively elects another Investment Fund. Qualifying Employer Securities are valued at their fair market value as provided under ERISA Section 3(18).

Section 5.11 Quarterly Statement to Participants. After the end of each Plan Year quarter and at such other times as the Committee determines in its sole discretion, the Committee will furnish each Participant with a statement reflecting the status of the Participant’s Account as of that date and such other information as is required by applicable law.

ARTICLE VI

Distribution of Benefits

Section 6.1 Retirement or Disability. If a Participant’s employment with all of the Affiliates terminates on or after the date the Participant has attained age 59 1/2 (his “Normal Retirement Age”), or if his employment terminates because of his Total and Permanent Disability, the Participant will be entitled to receive the entire amount credited to his Account distributable in accordance with this Article VI. For purposes of this Plan, a Participant will be deemed to have incurred a “Total and Permanent Disability” if the Participant has a disability as determined for purposes of the Federal Social Security Act which qualifies the Participant for permanent disability insurance payments in accordance with that Act. A minimal level of earnings in restricted activity during any period of disability will not disqualify a Participant from receiving disability benefits for such period if the disabled Participant receives disability benefits under the Social Security Act for the same period.

Section 6.2 Death. If a Participant’s employment with the Affiliates terminates because of his death, the entire amount in his Account, will be paid to his Beneficiary in accordance with this Article VI after receipt by the Committee of acceptable proof of death.

Section 6.3 Resignation or Dismissal. If a Participant’s employment with all of the Affiliates terminates prior to his satisfying the requirements of Section 6.1 and for a reason other than his death, the Participant will be entitled to receive the entire amount in his Deferral Contribution Account, his Special Contribution Account, his Rollover Account and that portion of his Matching Contribution Account attributable to Matching Contributions made to the Plan (but not another plan that was merged into the Plan) for Plan Years ended prior to January 1, 1998, distributable in accordance with this Article VI. The Participant will also be entitled to receive the “Vested Percentage” of his Discretionary Contribution Account and the remaining portion of his Matching Contribution Account, distributable in accordance with this Article VI. The Vested Percentage of a Participant’s Account will be determined in accordance with the following schedule based on his Years of Service (as defined below) at his termination date:

Years of Service	Vested Percentage	Forfeited Percentage
Less than 1	0%	100%
1	20%	80%
2	40%	60%
3	60%	40%
4	80%	20%
5 or more	100%	0%

The term “Years of Service” means the sum of the Plan Years beginning on or after the Original Effective Date in which the Participant was credited with at least 1,000 Hours of Service (as determined under Section 2.5). However, the following rules apply to a Participant who terminates employment with the Affiliates and is subsequently reemployed by an Affiliate (a “Reemployed Participant”):

(a)	No Years of Service accrued by the Reemployed Participant before the period between his termination of employment and subsequent reemployment (the “Separation Period”) will be taken into account if the Reemployed Participant:

(i)	Had no vested right to any amount in his Account (other than a Rollover Account) prior to the Separation Period; and

(ii)	Incurred five or more consecutive One-Year Breaks in Service during the Separation Period.

(b)	No Years of Service accrued by the Reemployed Participant after he has incurred five consecutive One-Year Breaks in Service will be taken into account to determine the Vested Percentage of his Account as of a prior termination date.

Section 6.4 Forfeitures and Reinstatement of Forfeitures. The portion of a Participant’s Account that is not distributable to the Participant or his Beneficiary under Section 6.3 will be treated as a “Forfeiture” and forfeited in accordance with the following provisions. A Forfeiture will occur as of the earlier of (i) the Accounting Date as of which the Participant receives distribution of his Account (other than the Forfeiture) or (ii) the date the Participant incurs five consecutive One-Year Breaks in Service. Forfeitures will be used to pay Plan expenses or reduce any Employer contributions to be made for the Plan Year in which the forfeiture occurs or as soon as practicable in subsequent Plan Years. If the Participant is reemployed after his Forfeiture has been forfeited but before he has incurred five consecutive One-Year Breaks in Service, he may repay to the Trustee (within five years of the Participant’s reemployment date) the total amount that had been distributed to him as a result of his earlier termination of employment. If the Participant makes such a repayment, both the amount of the repayment and the Forfeiture will be credited to his Matching and/or Discretionary Contribution Account as of the Accounting Date occurring on the last day of a Plan Year that is coincident with or next following the date of repayment (after all other adjustments required under the Plan as of that date have been made). A Participant who has no vested benefit in his Account (other than a Rollover Account) will be deemed to have been paid a vested benefit at the time of his termination of employment for purposes of this Section. He will also be deemed to have repaid that distribution on the date of his reemployment if he is reemployed before incurring five consecutive One-Year Breaks in Service. If the Company must reinstate a Forfeiture under the preceding sentences, the reinstatement will be made by utilizing Forfeitures. If no or insufficient Forfeitures are available for this purpose, the Committee may require the Participant’s Employer to make a special Employer contribution, as determined by the Committee, to the extent needed to reinstate the required amount.

Section 6.5 Payment of Benefits. The balance of a Participant’s Account that is distributable under Section 6.1, 6.2 or 6.3 will be paid in cash or in kind (as determined by the Committee) in the manner described under Section 6.6. Except as otherwise provided in subsections (b) or (c) below, payment will be made within a reasonable time after the Accounting Date coincident with or next following the Participant’s termination date, but in no event later than the date specified in subsection (c). If the Participant is reemployed by an Employer before payment is made under this Section, no payment will be made until the Participant terminates employment again and is eligible for a distribution under Section 6.1, 6.2 or 6.3.

(a)	Accounts of $1,000 or Less. If the Participant’s vested Account balance does not exceed $1,000 on the date payment is to be made, he will be paid under Section 6.6 in accordance with the previous provisions of this Section.

(b)	Accounts of More than $1,000. If the Participant’s vested Account balance to be distributed under this Section exceeds $1,000 on the date payment is to be made, payment will be made as soon as practicable, as described above. Notwithstanding the foregoing, any Participant with a distributable benefit in excess of $1,000 may elect, in accordance with procedures established by the Committee, to defer the payment of his benefits in accordance with the provisions of this Section. An election under the preceding sentence to receive payment must be made by the Participant at least 30 days after (but no more than 180 days) after the Participant receives the election form either in paper or in electronic format. The 30-day election period may be waived by the Participant (so that benefit payment may be made or commenced as soon as practicable following receipt of the form and notice) if the Committee has clearly informed the Participant that he has at least 30 days to consider the timing and form of his benefit payment.

(c)

Minimum Required Distributions. Distribution with respect to a Participant who has terminated employment may not be deferred beyond April 1 of the calendar year that follows the calendar year in which the Participant attains age 70 1/2. Participants who are five percent or more owners of an Affiliate (as defined in Code Section 416) at any time during the Plan Year ending with or within the calendar year in which they attain age 70 1/2, must receive payment of their Accounts by that April 1 date, regardless of their employment status.

Section 6.6 Manner of Payment. Payment of a Participant’s benefit that is distributable under section 6.5 will be made to or for the benefit of the Participant, or in the event of his death to or for the benefit of his Beneficiary in a single sum in cash. Provided, however, the Participant may elect to receive all or any portion of the Qualifying Employer Securities in his Account in kind, in whole shares, with fractional shares paid in cash.

Section 6.7 Beneficiary Designation. Each Participant from time to time may designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as his “Beneficiary” to whom his Plan benefits will be paid if he dies before he receives his benefits, in accordance with the following:

(a)	The Account of a Participant who is married at the time of his death and dies before a distribution has been made or who is married on the date a distribution is scheduled to be made and dies before the complete distribution of his benefits (a “Married Participant”), will be distributed to the Married Participant’s Surviving Spouse unless the Married Participant has designated another person or persons as his Beneficiary and the Surviving Spouse has consented to the designation as provided in subsection 6.7(b).

(b)	A Surviving Spouse’s consent under this Section will be effective only if:

(i)	The Married Participant designates another Beneficiary and that designation cannot be changed without the Surviving Spouse’s consent (unless the original consent expressly permits a change to be made without the Surviving Spouse’s subsequent consent);

(ii)	The Surviving Spouse consents to the designation in a writing witnessed by a Notary Public; and

(iii)	The consent acknowledges the effect of the Married Participant’s designation.

(c)	A Participant’s “Surviving Spouse” is the person to whom the Participant was married on the day of his death.

(d)	Each Beneficiary designation will be in the form (which may be electronic) prescribed by the Committee and will be effective only if filed with the Committee during the Participant’s lifetime. Each Beneficiary designation filed with the Committee will cancel all previously filed Beneficiary designations. The revocation of a Beneficiary designation, no matter how effected, will not require the consent of any designated Beneficiary, except where spousal consent is required.

(e)	Subject to subsection 6.7(b), if any Participant fails to designate a Beneficiary in the manner provided above, or if the designated Beneficiary does not survive the Participant, the Committee will direct the Trustee to distribute the Participant’s benefits to the person or persons in the first of the following classes of persons then surviving: the Participant’s (i) Surviving Spouse, (ii) children, (iii) grandchildren, (iv) parents, (v) brothers and sisters, or (vi) executors and administrators.

Section 6.8 Direct Rollovers. Notwithstanding any provision of the Plan to the contrary, a Distributee may elect, at the times and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

(a)	The term “Eligible Rollover Distribution” means any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include:

(i)	any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or for a specified period of ten years or more;

(ii)	any distribution to the extent such distribution is required under Code Section 401(a)(9); and

(iii)	A portion of a distribution will not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Code Section 408(a), 408(b) or 408A(b) (collectively, “IRA”), or in a direct Trustee-to-trustee transfer to a qualified retirement plan described in Code Section 401(a) or 403(a) or a Code Section 403(b) plan which agrees to separately account for amounts so transferred, including separately accounting for the portion of the distribution which is includible in gross income and the portion which is not so includible.

(b)	“Eligible Retirement Plan” means an IRA, an annuity plan described in Code Section 403(a), a qualified trust described in Code Section 401(a), an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state or any agency or instrumentality of a state or political subdivision of a state, that accepts the Distributee’s Eligible Rollover Distribution. Notwithstanding the foregoing, any Eligible Rollover Distribution to a Non-Spouse Beneficiary (as described below) in a Direct Rollover may only be made to an IRA in a direct trustee-to-trustee rollover, and such IRA will be titled and treated as an inherited IRA.

(c)	“Distributee” means an employee or former employee. In addition, the employee’s or former employee’s Surviving Spouse and the employee’s or former employee’s spouse or former spouse who is the Alternate Payee under a Qualified Domestic Relations Order, as defined in Code Section 414(p), are Distributees with regard to the interest of the spouse or former spouse. Additionally, effective June 1, 2008, a Distributee will also include the Participant’s Beneficiary who is designated under Section 6.7 and is the designated beneficiary under Code Section 401(a)(9) and the regulations thereunder and who is not the Participant’s Surviving Spouse or spouse or former spouse who is an Alternate Payee under a Qualified Domestic Relations Order (a “Non-Spouse Beneficiary”).

(d)	“Direct Rollover” means a payment by the Plan to the Eligible Retirement Plan specified by the Distributee. If a Participant is employed by a business entity after he terminates employment with the Employers and that entity maintains an Eligible Retirement Plan, the Committee, upon the Participant’s request, may direct the Trustee to transfer the Participant’s vested Account balances under this Plan to the trustees or custodian of the other plan; provided that the other plan permits such a transfer. Upon completion of a transfer under this Section, all rights of the Participant to any benefit under this Plan will cease.

Section 6.9 Withdrawals. A Participant may withdraw part or all of his Account prior to his termination of employment but after Normal Retirement Age. A request for withdrawal must be submitted in accordance with Committee procedures.

Section 6.10 Loans. The Trustee may loan a portion of the Trust fund to a Participant at the Committee’s direction in accordance with the provisions of Supplement D.

ARTICLE VII

Plan Administration

Section 7.1 Plan Administrator. The Committee has been delegated authority by the Executive Compensation Committee of the Company’s Board of Directors (the “Executive Compensation Committee”) to act as the Plan administrator and as the Plan’s agent for service of legal process. The Committee performs the day-to-day administration of the Plan as provided in this Article VII. If no Committee is appointed, the Executive Compensation Committee will perform the duties assigned to the Committee.

Section 7.2 Committee Membership. The Committee will consist of three or more persons who may but need not be employees of an Affiliate. The Company will notify the Trustee, any other Employers and Participants of the Committee’s membership.

Section 7.3 Appointment, Resignation, Removal of Committee Members. The Executive Compensation Committee may remove a member of the Committee at any time by written notice to him, the other Committee members, any other Employers and the Trustee. A Committee member may resign at any time by written notice to the Executive Compensation Committee, the other Committee members, any other Employers and the Trustee. The Executive Compensation Committee may fill any vacancy in the Committee’s membership and will give notice thereof to the other Committee members, any other Employers and the Trustee. While there is a vacancy in the Committee’s membership, the remaining Committee members will have the same powers as the full Committee until the vacancy is filled.

Section 7.4 Committee Procedures. The Committee may act at a meeting or in writing without a meeting. The Committee may elect one of its members as chairman and appoint a secretary, who may or may not be a Committee member, as it deems advisable. The Committee may authorize any one or more of its members to execute any directive or certification on behalf of the Committee. The Trustee, upon receipt of such authorization, may rely on any directive or certification issued by the authorized member or members until notified to the contrary. The Committee may also adopt such bylaws and regulations as it deems desirable for the conduct of its affairs. All decisions of the Committee will be made by the vote of the majority including actions in writing taken without a meeting. If because of the number of members qualified to act there is no majority on a particular matter, a disinterested party selected by the Committee will decide the matter.

Section 7.5 Committee Powers and Duties. The Committee has the duties and powers necessary to discharge its obligations under the Plan and Trust, including, but not limited to, the following:

(a)	To construe and interpret the Plan and decide all questions arising in the administration, interpretation and application of the Plan and Trust;

(b)	To receive from the Employers and from Participants the information necessary for the proper administration of the Plan;

(c)	To keep, and to furnish an Employer upon its request, such records and reports with respect to the administration of the Plan as are reasonable and appropriate;

(d)	To receive, review and keep on file (as it deems convenient or proper) reports of the financial condition, and of the receipts and disbursements, of the Trust fund from the Trustee;

(e)	To direct the Trustee in the payments or distributions to be made from the Trust fund in accordance with the provisions of the Plan; and

(f)	To appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable, including legal, accounting and actuarial counsel.

Section 7.6 Committee Rules and Decisions. The Committee may adopt such rules and procedures as it deems necessary or desirable to provide for the proper administration of the Plan. All rules and decisions of the Committee will be consistent with the terms of the Plan and Trust and will be uniformly and consistently applied to all Participants in similar circumstances. When making a determination or calculation, the Committee is entitled to rely upon information furnished by a Participant or Beneficiary, the Employers, the legal counsel of the Company or the Trustee. The Committee will make any adjustments it considers equitable and practicable to correct a mistake of fact once the mistake becomes known. Subject to applicable law, any determination made in good faith by the Committee under this Article VII will be binding on all persons. Consequently, benefits under this Plan will be paid only if the Committee decides in its discretion that the applicant is entitled to them.

Section 7.7 Interested Committee Member. If a Committee member (or that member’s spouse) is a Participant, that member will be ineligible to participate in any decision concerning his eligibility for the amount, method or timing of a distribution under the Plan to be made on his behalf (or on behalf of his spouse).

Section 7.8 Facility of Payment. Whenever, in the Committee’s opinion, a person entitled to receive any payment under the Plan is under a legal disability or incapacitated in any way so as to be unable to manage his financial affairs, the Committee may direct the Trustee to make payments to his legal representative or to a relative or friend of such person for his benefit, or to apply the payment for the benefit of the person in a manner the Committee considers appropriate. Any benefit payment made in accordance with this Section will constitute a complete discharge of any liability for the making of such payment under the Plan.

Section 7.9 Missing Participants and Beneficiaries. Each Participant must file his and his Beneficiary’s post office address (and any change of address) with the Committee. Any communication sent to a Participant or Beneficiary at the address last filed with the Committee, or at the address shown on the Employer’s records if no address was filed with the Committee, will be binding on the Participant and Beneficiary for all purposes of the Plan. Except as provided below, neither the Committee nor an Employer is required to search for or locate a Participant or Beneficiary. Notwithstanding the foregoing, effective as of January 1, 2009, if (i) payment of a “small benefit” as described in subsection 6.5(a) is to be made to the Participant or

Beneficiary or (ii) payment is to be made due to the Participant’s attainment of Normal Retirement Age (or at age 62 if later) and the address on file with the Committee is not a current address, the Committee will make reasonable efforts to locate the missing Participant or Beneficiary. If, after a reasonable search, the Committee is unable to locate the Participant or Beneficiary, the Participant’s or Beneficiary’s Account will be forfeited and treated as a Forfeiture under Section 6.4. If the Participant or Beneficiary subsequently contacts the Committee to request payment of his vested Account under the Plan, the Committee will pay the Participant or Beneficiary the vested balance of his Account determined as of the date of the forfeiture. If the Company pays the Participant’s benefit under the preceding sentence, the reinstatement will be made by utilizing Forfeitures. If no or insufficient Forfeitures are available for this purpose, the Company may use any income of the Trust fund to be credited as of that date under subsection 5.3(b) or may require the Participant’s Employer to make a special Employer contribution, as determined by the Company, to the extent needed to reinstate the required amount.

Section 7.10 Claims and Review Procedures. While a Participant or Beneficiary need not file a claim to receive a benefit under the Plan, such a person may submit a written claim to the Committee or seek a review of the Committee’s benefit determination. The Committee will afford the Participant or Beneficiary a full and fair review of such a request as provided in Supplement A.

Section 7.11 Plan Expenses. To the extent provided in the Trust, the expenses of administering the Plan will be paid from the Accounts. Such expenses include expenses attributable to (a) the payment of distributions, (b) the payment of withdrawals and loans, (c) determining whether a domestic relations order is a Qualified Domestic Relations Order, (d) determining whether a judgment or settlement is described in Code Section 401(a)(13)(C), (e) maintenance of a self-directed brokerage account, (f) the holding, purchase and sale of Qualifying Employer Securities, and (g) such other expenses as are specified in the Trust. Other usual and reasonable expenses of the Plan, including expenses incurred by the Committee, may be paid in whole or in part by the Employers (in the proportion determined by the Committee), and any expenses not paid by the Employers may be paid by the Trustee out of the principal or income of the Trust fund in a manner determined by the Committee and the Trustee. Any member of the Committee who is an employee of an Affiliate may not receive compensation with respect to his services for the Committee.

Section 7.12 Fiduciary Responsibilities. A fiduciary with respect to the Plan or Trust will discharge his fiduciary duties solely in the interest of Participants and their Beneficiaries with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims. It is intended under the Plan and Trust that a fiduciary will be responsible only for the proper exercise of its own fiduciary duties and obligations to the extent not properly allocated or delegated to other persons.

Section 7.13 Voting Employer Stock. A Participant, Inactive Participant, Surviving Spouse or Beneficiary will be entitled to direct the Trustee as to the manner in which voting rights of shares of Qualifying Employer Securities which are allocated to his Account are to be exercised with respect to all matters with respect to which such shares of Qualifying Employer Securities are entitled to vote, according to the applicable provisions of the Trust.

ARTICLE VIII

Miscellaneous

Section 8.1 Nonguarantee of Employment. Nothing contained in this Plan may be construed as a contract of employment between an Employer and any employee, or as a right to be engaged or continued in the employment of the Employer, or as a limitation of the right of an Employer to discharge any of its employees, with or without cause.

Section 8.2 Rights to Trust Assets. No employee or Beneficiary has any right to, or interest in, any assets of the Trust, except as provided from time to time under this Plan. Benefits payable under the Plan to any person are to be paid solely out of the assets of the Trust fund and the liability of the Committee, the Employers and the Trustee to make a benefit payment under the Plan is limited to the Trust assets available for that purpose.

Section 8.3 Nonalienation of Benefits. Except as may be required by the tax withholding provisions of a federal, state or municipal tax act or pursuant to a qualified domestic relations order (as that term is defined in Code Section 414(p)) or pursuant to a judgment or settlement described in Code Section 401(a)(13)(C), benefits payable under this Plan are not subject in any manner to sale, transfer, assignment, pledge, encumbrance, garnishment, or levy of any kind, either voluntary or involuntary, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to sell, transfer, assign, pledge, encumber, or otherwise dispose of any right to benefits payable hereunder will be void. The Trust fund will not be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

Section 8.4 Applicable State Law. To the extent not superseded by the laws of the United States, this Plan will be administered and construed and its validity determined under the laws of the State of Indiana, without regard to that state’s choice of law principles.

Section 8.5 Illegal or Invalid Provisions. In the event any provision of this Plan is held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of this Plan, and the Plan will be construed and enforced as if such illegal or invalid provision had never been inserted herein.

Section 8.6 Gender and Number. Words in the masculine gender are to be construed to include the feminine gender in all cases where appropriate and words in the singular or plural are to be construed as being in the plural or singular where appropriate.

Section 8.7 Execution in Counterparts. This Plan may be executed in any number of counterparts each of which will be deemed to be an original. All the counterparts will constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

Section 8.8 Waiver of Notice. Any notice required under the Plan may be waived by the party entitled to such notice.

Section 8.9 Action by the Employers. Any action required or permitted to be taken by an Employer under the Plan or Trust must be by resolution of its board of directors, by a duly authorized committee of its board of directors or by a person or persons duly authorized by its board of directors or such committee.

Section 8.10 Indemnification. To the extent permitted by law, the Employers will indemnify each current and former employee or director of an Employer and each current and former Committee member against any and all liability or claim of liability (to the extent not indemnified under any liability insurance contract or other indemnification agreement) which the person incurs on account of any act or failure to act in connection with the good faith administration of the Plan, including all expenses incurred in the person’s defense if the Employers fail to provide a defense after having been requested to do so in writing. The right to indemnification under this Section is conditioned upon the person notifying the Company of the claim of liability within 30 days of the notice of that claim and offering the Company the right to participate in and control the settlement and defense of the claim.

Section 8.11 Nonguarantee of Funds. Neither the Trustee nor the Employers in any way guarantee the Trust fund from loss or depreciation.

Section 8.12 Qualified Domestic Relations Orders. Notwithstanding the provisions of Article VI, payments from a Participant’s Account may be made (to the extent vested under Section 6.3) to an “Alternate Payee” under a “Qualified Domestic Relations Order” (as those terms are defined under Code Section 414(p)) prior to the Participant’s retirement or other termination of employment.

ARTICLE IX

Amendment and Termination

Section 9.1 Amendment. The Company reserves the right by action of the Committee to amend the Plan from time to time in its sole discretion, provided that the amendment:

(a)	Except as provided in Section 10.3, does not cause any part of the Trust fund to be used for, or diverted to, any purpose other than the exclusive benefit of Participants or their Beneficiaries.

(b)	Does not eliminate or reduce a Participant’s accrued benefit under the Plan.

Section 9.2 Termination. While the Employers expect and intend to continue the Plan, the Company reserves the right, by action of the Executive Compensation Committee, to terminate the Plan with respect to all Employers at any time in its sole discretion. In addition, the Plan will terminate with respect to an individual Employer (a) by resolution of the Employer’s board of directors, provided that 30 days advance written notice is given to the Committee and the Company, (b) upon the dissolution, merger, consolidation or reorganization of the Employer or the sale by the Employer of all or substantially all of its assets (unless a successor is substituted for the Employer under Section 10.1) or (c) upon the Employer’s complete discontinuance of contributions under the Plan. A partial termination of the Plan may occur with respect to a group of Participants on any date specified by the Committee or required by law.

Section 9.3 Termination Procedures. The date of a termination or partial termination (a “Plan Termination Date”) will constitute a special Accounting Date under Section 5.2. After the adjustments required under Section 5.3 have been made, the Committee may reserve a sum it deems to be reasonably necessary to pay any absolute or contingent liabilities of the Plan or Trust and may charge that sum to each Participant’s Account on a pro rata basis according to the Account balances as adjusted under the preceding sentence. The Account balances of affected Participants and Beneficiaries, as adjusted, will be fully vested and nonforfeitable as of the Plan Termination Date and will be distributed in a single payment as soon as practicable to each such Participant or Beneficiary (unless the Participant is employed by another Employer as to which the Plan has not terminated). Notwithstanding the foregoing, no distribution will be made under this Section if an Affiliate (determined at the time of the termination) maintains a “Successor Plan” as that term is defined under Code Section 401(k)(2)(B)(i)(II) and the final regulations issued under that section. All provisions of the Plan which are not inconsistent with this Article will continue in effect, including all the powers and duties of the Committee, the Company and the Trustee, until a complete distribution of the Trust fund has been made.

ARTICLE X

Successors, Mergers and Plan Assets

Section 10.1 Successors. In the event of the dissolution, merger, consolidation or reorganization of an Employer or the sale by an Employer of all or substantially all of its assets, provision may be made with the consent of the Executive Compensation Committee by which the Plan and Trust will be continued by the Employer’s successor; and, in that event, the successor will be substituted for the Employer under the Plan. Upon the substitution, the successor will assume all Plan liabilities and will assume all of the powers, duties and responsibilities of that Employer under the Plan.

Section 10.2 Plan Mergers, Consolidations and Transfers. The Plan will not, in whole or in part, be merged or consolidated with or have its assets or liabilities transferred to any other plan, unless each Participant of this Plan would be entitled to receive a benefit immediately after the merger, consolidation or transfer (if the Plan terminated on that date) equal to or greater than the benefit he would have been entitled to immediately before the merger, consolidation or transfer (if the Plan terminated on that date).

Section 10.3 Plan Assets. The Employers will have no right, title or interest in any portion of the Trust fund, nor may any portion of the Trust fund be returned to an Employer, directly or indirectly, except:

(a)	A contribution made by a mistake of fact, provided that the contribution is returned to the Employer within one year of the original contribution date.

(b)	The portion of a contribution that is disallowed as an expense for federal income tax purposes, provided that such amount is returned to the Employer within one year of the disallowance.

Any amount returned under subsection (a) or (b) above must first be reduced by any amount previously distributed from the Trust fund and then by any Trust fund losses allocable to that amount, and in no event may the return of the contribution under those subsections cause any Participant’s Account balance to be less than the Account balance he would have been credited with had the contribution not been made.

ARTICLE XI

Participation By Affiliates

Section 11.1 Affiliate Participation. Any Affiliate may adopt the Plan and become an Employer under the Plan and a party to the Trust by filing:

(a)	A certified copy of a resolution of its board of directors to that effect with the Company, the Committee and the Trustee; and

(b)	A written document signed by an officer of the Company which indicates the Company’s consent to that action with the Committee and the Trustee.

Section 11.2 Company Action Binding on Other Employers. As long as the Company is an Employer under the Plan, it is empowered to act for any other Employer in all matters relating to the Plan, the Committee or the Trustee.

Section 11.3 Withdrawal by Affiliate. Notwithstanding any other Plan provisions, any Affiliate may withdraw from the Plan by filing a certified copy of a resolution of its board of directors to that effect with the Company. Additionally, the Company may cause an Affiliate to withdraw from the Plan by filing a certified copy of a resolution of its Board of Directors to that effect with the Affiliate. Such resolutions will specify the effective date of the withdrawal.

Section 11.4 Effect of Withdrawal of Affiliate. If an Affiliate withdraws from the Plan pursuant to Section 11.3, any employee of that Affiliate who was an active Participant in the Plan on the effective date of such withdrawal will become an Inactive Participant and will be subject to the following additional provisions:

(a)	The Participant’s Compensation Deferral Contributions (and the allocation of any category of Employer contributions) will terminate effective with respect to any Compensation and Total Compensation which is paid to the Participant by the Affiliate on and after the effective date of the Affiliate’s withdrawal from the Plan.

(b)	Notwithstanding the fact that, for all other purposes of the Plan, the employee will be considered to be an Inactive Participant, so long as such employee remains an employee of an Affiliate, the withdrawal of the Affiliate will not constitute an event under the Plan which enables the employee to receive a distribution of his or her Account.

(c)	Until the occurrence of a distributable event under the Plan, as described in Article VI, the Account of an affected Inactive Participant will continue to be invested at the direction of the Inactive Participant pursuant to Section 5.10.

(d)	The affected Inactive Participant will continue to accrue Years of Service for vesting purposes on and after the effective date of the Affiliate’s withdrawal from the Plan and until the accrual of such Years of Service would otherwise terminate under the applicable provisions of the Plan.

Section 11.5 Transfer of Employment of Inactive Participant to Employer. If an employee who became an Inactive Participant by virtue of the provisions of Section 11.4 transfers employment to an Employer, such Inactive Participant will again become a Participant on the date on which his employment with such Employer commences. The Participant’s Compensation Deferral Contributions (and the allocation of any category of Employer contributions) will be based on Compensation or Total Compensation which is paid to the Participant by the Employer on and after the effective date of the Participant’s recommencement of participation in the Plan.

Section 11.6 Transfer of Employment of Participant From Employer. If an employee who is a Participant transfers employment from an Employer to an Affiliate that has not adopted or has withdrawn from the Plan, the Participant will become an Inactive Participant, as described in Section 11.4, effective as of the effective date of the Participant’s transfer of employment. In connection therewith, all provisions of Section 11.4 will apply to the Participant.

Section 11.7 Transfer of Employment Between Employers. If an employee who is a Participant transfers employment from one Employer to another Employer such Participant will continue to participate in the Plan without interruption. The Participant’s Compensation Deferral Contributions and allocation of any category of Employer contributions will be subject to all applicable requirements of the Plan and will be based on Compensation or Total Compensation which is paid to the Participant by each Employer during the Participant’s employment with that Employer.

SUPPLEMENT A

Claims and Review Procedures

Section A-1 Procedures Governing the Filing of Benefit Claims. All Benefit Claims must be filed in accordance with the procedures established by the Committee for claim purposes. A “Benefit Claim” means a request for a Plan benefit or benefits, made by a Claimant or by an authorized representative of a Claimant, which complies with the Plan’s procedures for making benefit claims. “Claimant” means a Participant, a surviving spouse of a Participant, a Beneficiary, or an Alternate Payee, who is claiming entitlement to the payment of any benefit under the Plan.

Section A-2 Notification of Benefit Determinations. The Committee will notify a Claimant, in accordance with Section A-3 below, of the Plan’s benefit determination within a reasonable period of time after receipt of a Benefit Claim, but not later than 90 days after receipt of the Benefit Claim by the Plan.

If special circumstances require an extension of time for processing the Benefit Claim, the Committee will notify the Claimant of the extension prior to the termination of the initial period described above. The notice will indicate the special circumstances requiring the extension of time and the date by which the Plan expects to make the benefit determination. In no event will the extension exceed a period of 90 days from the end of the initial period.

Section A-3 Manner And Content of Notification of Benefit Determinations. All notices given by the Committee under the Plan will be given to a Claimant, or to his authorized representative, in a manner that satisfies the standards of 29 CFR 2520.104b-1(b) as appropriate with respect to the particular material required to be furnished or made available to that individual. The Committee may provide a Claimant with either a written or an electronic notice of the Plan’s benefit determination. Any electronic notification will comply with the standards imposed by 29 CFR 2520.104b-1(c)(1)(i), (iii) and (iv). In the case of an Adverse Benefit Determination, the notice will set forth, in a manner calculated to be understood by the Claimant:

(a)	The specific reasons for the adverse determination;

(b)	Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the determination is based;

(c)	A description of any additional material or information necessary for the Claimant to complete the claim and an explanation of why such material or information is necessary; and

(d)	A description of the Plan’s review procedures and the time limits applicable to such procedures.

The term “Adverse Benefit Determination” means a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, any benefit claimed to be payable under the Plan.

Section A-4 Appeal of Adverse Benefit Determinations. A Claimant who receives an Adverse Benefit Determination and desires a review of that determination must file, or his authorized representative must file on his behalf, a written request for a review of the Adverse Benefit Determination, not later than 60 days after receiving the determination.

The written request for a review must be filed with the Committee. Upon receiving the written request for review, the Committee will advise the Claimant, or his authorized representative, in writing that:

(a)	The Claimant, or his authorized representative, may submit written comments, documents, records, and any other information relating to the claim for benefits; and

(b)	The Claimant will be provided, upon request of the Claimant or his authorized representative, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s Benefit Claim, without regard to whether those documents, records, and information were considered or relied upon in making the Adverse Benefit Determination that is the subject of the appeal.

Section A-5 Benefit Determination on Review. All appeals by a Claimant of an Adverse Benefit Determination will receive a full and fair review by an appropriate named fiduciary of the Plan.

Section A-6 Notification of Benefit Determination on Review. The Committee will notify a Claimant, in accordance with Section A-7, of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days after the Plan’s receipt of the Claimant’s request for review of an Adverse Benefit Determination. If, however, special circumstances require an extension of time for processing the review by the named fiduciary, the Claimant will be notified, prior to the termination of the initial 60 day period, of the special circumstances requiring the extension and the date by which the Plan expects to render the Plan’s benefit determination on review, which will not be later than 120 days after receipt of a request for review.

Section A-7 Manner and Content of Notification of Benefit Determination on Review. The Committee will provide a Claimant with notification of its benefit determination on review in a method described in Section A-3.

In the case of an Adverse Benefit Determination on review, the notification must set forth, in a manner calculated to be understood by the Claimant:

(a)	The specific reasons for the adverse determination on review;

(b)	Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the benefit determination on review is based;

(c)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s Benefit Claim, without regard to whether those records were considered or relied upon in making the Adverse Benefit Determination on review, including any reports, and the identities, of any experts whose advice was obtained.

SUPPLEMENT B

Limitations on Compensation Deferral and Matching Contributions

Section B-1 Purpose. The purpose of this Supplement B is to satisfy the requirements of Code Sections 401(k), 401(m) and 402(g). Consequently, the Compensation Deferral and Matching Contributions made on behalf of a Participant will be limited each year in accordance with the following provisions.

Section B-2 Annual Dollar Limitation on Compensation Deferral Contributions. Notwithstanding any other Plan provision:

(a)	Except to the extent permitted under Code Section 414(v), a Participant may not defer more than $15,500 (or the amount determined under Code Section 402(g) (the “Annual Dollar Limitation”) of his Compensation in any one calendar year under Section 3.1 of the Plan (or under a comparable provision of any other plan maintained by an Affiliate). If a Participant’s Compensation Deferrals exceed the Annual Dollar Limitation in effect for any calendar year, the excess deferrals (plus the Trust fund earnings or minus the Trust fund losses attributable to the excess deferrals) will be distributed to the Participant by April 15 of the next calendar year. The excess to be distributed will be reduced by any excess contributions already distributed under Section B-3 for the Plan Year ending in the calendar year of the excess deferral.

(b)	If a Participant’s Elective Deferrals (as defined in subsection (c) below) exceed the Annual Dollar Limitation (or, if greater, the amount determined under Code Section 402(g)(8)) in effect for any calendar year, the Participant may notify the Committee in writing of the excess and may elect to treat all or a portion of his Compensation Deferrals under this Plan, to the extent of the excess, as an excess Elective Deferral. If this notice is received by the Committee prior to March 1 of the calendar year following the calendar year in which the excess Elective Deferrals were made, the Committee may, in its sole discretion and without regard to any other provision of the Plan, direct the Trustee to distribute the amount designated by the Participant as excess Elective Deferrals (plus any Trust fund earnings or minus any Trust fund losses attributable to that amount for the calendar year in which the excess Elective Deferrals were made and for the period beginning on the first day of the next calendar year and ending no more than seven days prior to the distribution) prior to April 15 of that same year. The excess Elective Deferrals distributed under this subsection (b) will not be treated as a contribution for purposes of the limitations under Section 5.9, but will be considered in determining the limitations of Sections B-3 and B-6.

(c)	The term “Elective Deferral” means the sum of any contributions made on behalf of a Participant by any entity (including any Compensation Deferral Contributions and excluding Catch-Up Contributions made under this Plan) for a calendar year:

(i)	Under a qualified cash or deferred arrangement (as defined in Code Section 401(k)) to the extent not includible in the Participant’s gross income for that calendar year under Code Section 402(e)(3) (determined without regard to Code Section 402(g));

(ii)	Under a simplified employee pension plan to the extent not includible in the Participant’s gross income for that calendar year under Code Section 402(h)(1)(B) (determined without regard to Code Section 402(g));

(iii)	Applied toward the purchase of an annuity contract under Code Section 403(b) pursuant to a salary reduction agreement (within the meaning of Code Sections 3121(a)(5)(D) and 402(g)(3) and any regulations issued under those sections); or

(iv)	Under a simple retirement account established under Code Section 408(p)(2)(A)(i).

Section B-3 Percentage Limitation on Compensation Deferral Contributions. Notwithstanding any other Plan provision, the Actual Deferral Percentage (as defined below) for Participants who are Highly Compensated Employees (as defined in Section B-5) for any Plan Year may not exceed the greater of:

(a)	125 percent of the Actual Deferral Percentage for all other Participants for the preceding Plan Year; or

(b)	The lesser of:

(i)	200 percent of the Actual Deferral Percentage for all other Participants for the preceding Plan Year, or

(ii)	The Actual Deferral Percentage for all other Participants for the preceding Plan Year plus two percentage points.

If the Company elects to apply Code Section 410(b)(4)(B) in determining whether the cash or deferred arrangement under this Plan satisfies the requirement of Code Section 401(k)(3)(A)(i), the Company may exclude non-Highly Compensated Employee Participants who have not met the minimum age and service requirements of Code Section 410(a)(l)(A) or disaggregate the Plan when calculating the Actual Deferral Percentage for Participants under subsections (a) and (b) above. The “Actual Deferral Percentage” for a specified group of Participants for any Plan Year means the average of the ratios, determined individually for each Participant in the group, of (1) to (2) where:

(1)	Equals the sum of the Compensation Deferral Contributions made under Section 4.1 and the Special Contributions made under Section 4.3 for the Participant with respect to that Plan Year; and

(2)	Equals the Participant’s Total Compensation (as determined under Section 5.8) for that Plan Year.

To insure compliance with the limitation described above (the “Percentage Limitation”), the Committee may limit prospective Compensation Deferrals of Participants under Section 3.1 at any time during the Plan Year. If the Committee determines that the Compensation Deferral Contributions made on behalf of the Highly Compensated Employees exceed the Percentage Limitation for any Plan Year, the excess contributions will be calculated by reducing the Actual Deferral Percentage of the Highly Compensated Employee with the highest Actual Deferral Percentage first. If the Actual Deferral Percentage test is not yet passed, the process is repeated with the remaining Highly Compensated Employees until the test is satisfied. Once the total amount of excess contributions is determined, the excess contributions will be distributed to the Highly Compensated Employees in the order of their actual contribution amounts (including all contributions treated as deferrals for the Actual Deferral Percentage test), beginning with the highest deferral amount, to the extent necessary to distribute all excess contributions. The distributions of excess contributions will include any Trust fund earnings or losses attributable to the excess contributions for the Plan Year for which the excess contributions were made. Any Matching Contributions which are attributable to excess contributions that are distributed under this Section will be forfeited and used to reduce future Matching Contributions. The excess to be distributed under this Section will be reduced by any Excess Deferrals to be returned to the Participant with respect to that same Plan Year under Section B-2. A distribution under the preceding sentence will generally be made within two and one-half months after the end of that Plan Year, but in no event later than the last day of the Plan Year that follows the Plan Year in which the excess occurred.

Section B-4 Limitation on Matching Contributions. Notwithstanding any other Plan provision, the Contribution Percentage (as defined below) for Participants who are Highly Compensated Employees (as defined in Section B-5) for any Plan Year may not exceed the greater of:

(a)	125 percent of the Contribution Percentage for all other Participants for the preceding Plan Year; or

(b)	The lesser of:

(i)	200 percent of the Contribution Percentage for all other Participants for the preceding Plan Year, or

(ii)	The Contribution Percentage for all other Participants for the preceding Plan Year plus two percentage points.

The “Contribution Percentage” for a specified group of Participants for any Plan Year means the average of the ratios, determined individually for each Participant in the group, of (1) to (2) where:

(1)	Equals the Matching Contributions to be made on behalf of the Participant under Section 4.2 for that Plan Year; and

(2)	Equals the Participant’s Total Compensation (as determined under Section 5.8) for that Plan Year.

For purposes of determining the Contribution Percentage under the preceding sentence, all or part of the Compensation Deferral and/or Special Contributions made or to be made for the Plan Year being tested with respect to any or all Participants may be included in the computation of the percentage; provided that the requirements of Treasury Regulation Section 1.401(m)-2(a)(6) are satisfied. If the Committee determines that the Matching Contributions to be allocated to, or in fact made, on behalf of a Highly Compensated Employee would exceed the amount permitted under the Contribution Percentage limitation for any Plan Year, the excess Matching Contributions will be calculated by reducing the Contribution Percentage of the Highly Compensated Employee with the highest Contribution Percentage first. If the Contribution Percentage test is not yet passed, the process is repeated until the test is satisfied. Once the total amount of excess Matching Contributions is determined, the excess contributions that cannot be allocated to the Highly Compensated Employees’ Accounts will be calculated in the order of their actual contribution amounts (including all contributions treated as Matching Contributions for the Contribution Percentage test), beginning with the highest contribution amount, to the extent necessary to eliminate all excess contributions. If any excess contributions have already been deposited in and credited to a Highly Compensated Employee’s Matching Contribution Account, they will be treated as contributions which were made by mistake of fact, as described in Section 10.3; however, to the extent those deposited contributions are vested, they will be distributed to the Highly Compensated Employees according to the procedures described above. Non-vested excess Matching Contributions will be removed from the Participant’s Account and used to reduce current or future Matching Contribution deposits. The reduction of excess contributions already deposited will include any Trust fund earnings or losses attributable to the excess contributions for the Plan Year for which the excess contributions were made. The reduction generally will be made within two and one-half months after the end of the Plan Year in which the excess occurred, but in no event later than the last day of the Plan Year that follows that Plan Year. If Compensation Deferral Contributions and Matching Contributions are made with respect to the same Plan Year, the Committee may elect to treat all or part of the Compensation Deferrals made under Section 4.1 and the Special Contributions made under Section 4.3 as Matching Contributions under Section 4.2 for purposes of applying the limitation of Section B-4, as provided in the regulations issued under Code Sections 401(k) and 401(m).

Section B-5 Highly Compensated Employees. For purposes of this Plan, a “Highly Compensated Employee” means an individual described in Code Section 414(q), which includes an employee who:

(a)	At any time during the current or the preceding Plan Year, was a five percent owner of an Affiliate; or

(b)	During the preceding Plan Year, received Total Compensation from the Affiliates in excess of $100,000 (as adjusted under Code Section 414(q)(1)) and was in the top 20 percent of the employees when ranked on the basis of compensation paid during such year.

Section B-6 Aggregation of Plans. For purposes of applying the Annual Dollar Limitation of Section B-2, all compensation deferrals made under any plan maintained by an Affiliate will be aggregated with the Compensation Deferral Contributions made under this Plan. For purposes of applying the annual Percentage Limitation of Section B-3, and the Contribution

Percentage limitation of Section B-4, all plans maintained by the Affiliates (under which compensation deferrals are made) that are treated as one plan for purposes of Code Section 401(a)(4) or 410(b) will be treated as one plan in accordance with Code Sections 401(k)(3), 401(m)(2)(B) and the final regulations issued under those sections. In addition, if any Highly Compensated Employee is a Participant in any other plan maintained by an Affiliate that permits compensation deferrals, the Highly Compensated Employee’s compensation deferrals under that plan will be aggregated with this Plan for purposes of the foregoing limitations.

SUPPLEMENT C

Top-Heavy Provisions

Section C-1 Application. The purpose of this Supplement C is to satisfy the requirements of Code Section 416. Consequently, the provisions of Section C-6 will apply for each Plan Year the Plan is determined to be a “Top-Heavy Plan” under Section C-2.

Section C-2 Top-Heavy Plan. Subject to the provisions of Section C-5, the Plan will be a Top-Heavy Plan for a Plan Year if on that Plan Year’s Determination Date the sum of the Account balances of Participants who are Key Employees (as defined in Section C-3) exceeds 60 percent of the sum of the Account balances of all Participants. For purposes of the preceding sentence, the “Determination Date” for a Plan Year means the last day of the preceding Plan Year.

Section C-3 Key Employees. For purposes of this Supplement C:

(a)	The term “Key Employee” means any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the Determination Date was an officer of an Affiliate having Total Compensation greater than $150,000 (as adjusted under Code Section 416(i)(1), a five-percent owner of an Affiliate, or a one-percent owner of an Affiliate having Total Compensation of more than $150,000. The determination of who is a Key Employee will be made in accordance with Code Section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.

(b)	The term “Non-Key Employee” means any employee who is not a Key Employee.

The terms “Key Employee” and “Non-Key Employee” include the beneficiaries of such employees, respectively.

Section C-4 Determination of Account Balances. For purposes of determining Participants’ Account balances as of any Determination Date under Section C-2, the following rules apply:

(a)	A Participant’s Account balance will be increased by any amounts distributed to the Participant or his Beneficiary during the one-year period ending on the Determination Date. In the case of a distribution made for a reason other than severance from employment, death or Total and Permanent Disability, this subsection will be applied by substituting “five-year period” for “one-year period.”

(b)	Notwithstanding subsection (a) above, the account balance of a Participant who has not performed any services for an Affiliate during the one-year period ending on the Determination Date will be disregarded.

(c)	The account balance of a Non-Key Employee who was a Key Employee with respect to any prior Plan Year will be disregarded.

(d)	A Participant’s Account balance will be decreased by any amount rolled over into the Plan if the rollover was initiated by the Participant and the amount came from a plan other than a plan maintained by an Affiliate.

Section C-5 Aggregation of Plans. The Plan will be a Top-Heavy Plan under Section C-2 if it is part of a Top-Heavy Group for that Plan Year.

(a)	Top-Heavy Group. The term “Top-Heavy Group” means each plan maintained by an Affiliate in which a Key Employee participates and each other plan which enables such a plan to meet the requirements of Code Section 401(a)(4) or 410 (either type of plan is referred to below as an “Aggregated Plan”) where as of a Determination Date the sum of (i) and (ii) exceeds 60 percent of a similar sum determined for all employees:

(i)	The total of the account balances of Key Employees under any defined contribution plan that constitutes an Aggregated Plan, and

(ii)	The present value of the cumulative accrued benefits of Key Employees under any defined benefit plan that constitutes an Aggregated Plan.

(b)	Additional Plans. The Company may treat any other plan it or any other Affiliate maintains as an Aggregated Plan under subsection (a) above, provided that the Aggregated Plans would in combination with that plan or plans continue to meet the requirements of Code Sections 401(a)(4) and 410. If the Aggregated Plans which include this Plan do not comprise a Top-Heavy Group, this Plan will not be a Top-Heavy Plan under Section C-2.

(c)	Other Rules. The rules of Section C-4 will apply to determine the account balances of employees under this Section (and the term “accrued benefit” will be substituted for the term “Account balance” to determine benefits under a defined benefit plan). Any plan (including a terminated plan) that was maintained by an Affiliate within the five-year period ending on the Determination Date will be treated as an Aggregated Plan if it is otherwise described in subsection (a) above.

Section C-6 Minimum Benefit. For any Plan Year in which the Plan is determined to be a Top-Heavy Plan, the contribution allocated under Sections 4.2, 4.3 and 4.4 to the Account of any Participant who is a Non-Key Employee may not be less than an amount equal to three percent (or, if lesser, the highest contribution rate of any Key Employee for that year) of the Participant’s Total Compensation. For purposes of determining a Key Employee’s contribution rate under the preceding sentence, Compensation Deferral Contributions made by that individual will be counted. A Participant will be entitled to receive an allocation under this Section if he is employed by an Employer on the last day of the Plan Year regardless of the number of Hours of Service he accrued in that year. Employer Matching Contributions that are used to satisfy the minimum contribution requirement will be treated as Matching Contributions for purposes of Supplement B. If the Company or an Affiliate maintains a defined benefit plan that is part of a

Top-Heavy Group for any Plan Year under Section C-5, any Non-Key Employee who participates under both this Plan and the defined benefit plan will be entitled to a minimum benefit equal to five percent of his Total Compensation. Notwithstanding the foregoing, if the Company or an Affiliate maintains any other plan, the minimum benefit required under this Section will be adjusted in accordance with regulations issued under Code Section 416(f) to prevent an inappropriate duplication or omission of required minimum benefits or contributions. In this regard, if the other plan is a defined contribution pension plan, the minimum benefit will be provided under that plan.

SUPPLEMENT D

Loans

Section D-1 Purpose. The purpose of this Supplement D is to set forth the rules and procedures for a Participant to request and the Committee to grant a loan under Section 6.10 of the Plan.

Section D-2 Application. To obtain a loan, a Participant must file a loan application with the Committee or its designee pursuant to procedures established by the Committee.

Section D-3 Loan Amounts. The minimum amount for any loan is $1,000. The maximum amount for any loan (when added to the outstanding balance of all other loans made to the Participant from any qualified plan maintained by an Affiliate) is the lesser of:

(a)	$50,000, reduced by the excess (if any) of:

(i)	The highest outstanding loan balance during the one-year period ending on the day before the date the loan is made, over

(ii)	The outstanding loan balance on the date the loan is made; or

(b)	50 percent of the amount the Participant would be entitled to if he terminated his employment with the Affiliates on the date of the loan.

Section D-4 Loan Provisions. Each loan must:

(a)	Be evidenced by a written note bearing interest at a reasonable rate determined by the Committee. The Committee will base this determination on the prevailing market conditions, but in no event will the interest rate be less than one percent above the prime rate at the time of the loan charged by the national banks serving the community where the Company maintains its business.

(b)	Be repaid in substantially equal bi-weekly installments over a period specified in the written note of at least three months and not to exceed five years (except that a loan used by the Participant to acquire or construct his principal residence may be repaid over a period not to exceed 10 years).

(c)	Be secured by the Participant’s Account under the Plan.

(d)	Evidence the Participant’s pledge of his Account as security for the loan.

Section D-5 Default. In the event the Participant fails to make a loan payment when due, the unpaid balance of the loan (including any accrued interest) will become due and payable immediately without demand or notice. The Company in its sole discretion and at its option may then demand payment of the balance due under the preceding sentence. The Participant will also be required to pay any reasonable costs incurred by the Committee to collect any amount due and payable under this Section. Neither a delay or omission by the Committee to exercise any right or remedy nor a single or partial exercise of a right or remedy will operate as a waiver of that right or remedy or will preclude the further exercise of that or any other right or remedy.

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Section D-6 Other Requirements and Procedures. The application and grant of any loan will be subject to the rules established by the Committee and communicated to Participants in writing to administer the loan program of this Supplement D, subject to the following:

(a)	A loan to a Participant will be made from that Participant’s Account and will be treated as an investment of that account. Consequently, the loan balance will be treated as if it were a separate Trust fund under Section 5.3, with the interest payments treated as earnings to be credited to the Participant’s Account under subsection 5.3(b).

(b)	If any portion of a loan (including any accrued interest) is unpaid at the time the Participant or his Beneficiary is to receive a distribution under Section 6.5, the Participant’s Account balance will be reduced prior to the distribution by the lesser of (i) the outstanding loan balance (including any accrued but unpaid interest) or (ii) amount of the distribution to be made.

Section D-7 Right to Suspend or Discontinue. The Committee may, at any time, suspend or discontinue making loans to Participants under Section 6.10.

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SUPPLEMENT E

Special Provisions Applicable to Former Employees of Farro Enterprises,

R. L. Johnson Company, Baur Properties, Weeks Realty Corporation

and MEPC American Properties, Inc.

Section E-1 Purpose. The provisions of this Supplement E apply only to former employees of Farro Enterprises (“Farro”) who became employees of the Employer on February 1, 1996, former employees of R. L. Johnson Company (“Johnson”) who became employees of the Employer on October 29, 1997, former employees of Baur Properties (“Baur”) who became employees of the Employer on October 1, 1997, former employees of Weeks Realty Corporation (“Weeks”) who were participants in the Weeks Corporation 401(k) Plan (“Weeks Plan”) on December 31, 1999, and former employees of MEPC American Properties, Inc. (“MEPC”) who became employees of the Employer on June 1, 1998. The provisions of this Supplement E will supersede the provisions of the Plan (except such provisions as impose conditions or limitations required by applicable law) to the extent necessary to eliminate any inconsistency between the Plan and this Supplement E. Employees of Farro described in the first sentence of this Section are referred to as “Farro Participants.” Employees of Johnson and Baur described in the first sentence of this Section are referred to as “Johnson/Baur Participants.” Employees of Weeks described in the first sentence of this Section are referred to as “Weeks Participants.” Employees of MEPC described in the first sentence of this Section are referred to as “MEPC Participants.” The provisions of this Supplement E also apply to former employees of Mark Winkler Company (“Winkler”), other than on-call shuttle drivers, who became employees of the Employer on March 1, 2006. Employees of Winkler described in the previous sentence are referred to as “Winkler Participants.” The provisions of this Supplement E also apply to former employees of Bremner Healthcare Real Estate, Inc. (“Bremner”) who became employees of the Employer on February 1, 2007 (the “Acquisition Date”). Employees of Bremner described in the previous sentence are referred to as “Bremner Participants.”

Section E-2 Eligibility to Participate. Subject to the conditions and limitations of the Plan, each employee described in Section E-1 will become a Participant hereunder as follows:

(a)	Each Farro Participant will be eligible to become a Participant hereunder on the first Entry Date, provided he is an Employee on such date, which occurs on or after the date the Farro Participant satisfies the requirements of Section 2.1.

(b)	For purposes of receiving allocations of Per Capita Discretionary Contributions, a Johnson/Baur Participant who attained age 21 and was employed by (i) Johnson on January 1, 1997 will participate in the Plan on October 29, 1997; and (ii) Baur on January 1, 1997 will participate in the Plan on October 1, 1997.

(c)	For all other purposes, including making Compensation Deferral Contributions, a Johnson/Baur Participant who attained age 21 and was employed by Johnson or Baur on July 1, 1997 will be eligible to participate under the Plan on January 1, 1998, provided he is a Covered Employee on such date.

(d)	All other Johnson/Baur Participants will be eligible to participate under the Plan on the first Entry Date occurring on the later of January 1, 1998 or the Entry Date when the requirements of Section 2.1 are satisfied, provided the Participant is a Covered Employee on such date.

(e)	Each Weeks Participant who is an active employee of any Affiliate on December 31, 1999 will be eligible to become a Participant hereunder on the later of (i) January 1, 2000 or (ii) the first Entry Date which occurs on or after the date the Weeks Participant satisfies the requirements of Section 2.1.

(f)	Each MEPC Participant will be eligible to become a Participant hereunder on the first Entry Date, provided he is an employee on such date, which occurs on or after the date he satisfies the requirements of Section 2.1.

(g)	Each Winkler Participant who is an active employee of Winkler on February 28, 2006 will be eligible to become a Participant in the Plan on the later of (i) March 1, 2006 or (ii) the first Entry Date which occurs on or after the date the Winkler Participant satisfies the requirements of Section 2.1.

(h)	Each Bremner Participant who is an active employee of Bremner on the Acquisition Date will be eligible to become a Participant in the Plan on the later of (i) the Acquisition Date or (ii) the first Entry Date which occurs on or after the date the Bremner Participant satisfies the requirements of Section 2.1

Section E-3 Recognition of Service for Eligibility and Vesting Purposes Subject to the provisions of Section E-2, the service of Farro, Johnson/Baur, Weeks and MEPC Participants with their respective employers prior to the dates specified in Section E-1 will be credited to the Participants for purposes of eligibility to participate and vesting under the Plan. For purposes of crediting such service, the service of Farro, Johnson/Baur and MEPC Participants will be calculated using the method by which service is credited for eligibility or vesting purposes, as the case may be, under the Plan. The service of Weeks Participants will be calculated using the method by which service is credited for eligibility or vesting purposes, as the case may be, under the Weeks Plan. Subject to the provisions of Section E-2, the service of Winkler Participants with Winkler prior to March 1, 2006 will be credited to Winkler Participants for purpose of eligibility to participate and vesting under the Plan. For purposes of crediting such service, Winkler Participants will be granted a Year of Service for each calendar year in which they were employed for at least six months prior to January 1, 2006. For the period January 1, 2006 through February 28, 2006, Winkler Participants will be granted 380 Hours of Service. Subject to the provisions of Section E-2, the service of Bremner Participants with Bremner prior to the Acquisition Date will be credited to Bremner Participants for purposes of eligibility to participate and vesting under the Plan. Effective as of January 1, 2005, the prior service of Farro, Johnson/Baur, Weeks, MEPC, Winkler (effective as of March 1, 2006) and Bremner (effective as of the Acquisition Date) Participants will also be credited for purposes of the additional Matching Contribution in Section 4.2.

Section E-4 Recognition of Compensation. Compensation earned by Johnson/Baur Participants during the Plan Year beginning January 1, 1997 and paid by Johnson or Baur during that year will be treated as compensation paid by the Employer during the Plan Year beginning January 1, 1997, for purposes of Section 5.8.

Section E-5 Transfer of Amounts From Weeks Plan. Effective January 1, 2000, each Weeks Participant’s account balance in the Weeks Plan will be transferred to the Plan to be held thereunder for the benefit of such Weeks Participant. Such transferred amount and all earnings, gains and losses attributable thereto are referred to in this Supplement as a “Transferred Amount.” Each Transferred Amount shall be credited to the respective subaccounts under the corresponding Account specified in Section 5.1 as follows:

(a)	The portion of the Transferred Amount attributable to a Weeks Participant’s compensation deferral and rollover contributions made under the Weeks Plan shall be credited to a “Weeks Compensation Deferral Contribution Subaccount” and a “Weeks Rollover Contribution Subaccount,” respectively, under the Compensation Deferral Account and the Rollover Contribution Account. Except as otherwise provided herein, such subaccount shall be subject to all provisions of the Plan regarding Compensation Deferral and Rollover Contributions; provided, however, no further contributions may be made to such subaccounts subsequent to December 31, 1999.

(b)	The portion of the Transferred Amount attributable to Weeks’ matching and discretionary contributions under the Weeks Plan shall be credited to a “Weeks Matching Contribution Subaccount” and a “Weeks Discretionary Contribution Subaccount,” respectively, under the Matching Contribution Account and the Discretionary Contribution Account. Except as otherwise provided herein, such subaccounts shall be subject to all provisions of the Plan regarding Matching and Discretionary Contributions, respectively; provided, however, no further contributions may be made to such subaccounts subsequent to December 31, 1999.

Effective January 1, 2000, all Transferred Amounts shall become subject to the vesting schedule under the Plan as in effect on December 31, 1999; provided, however, the portion of the Transferred Amounts which accrued prior to January 1, 1998 shall not be subject to the accelerated vesting provision applicable under Section 6.3 to the Matching Contribution Accounts of Participants who are not Weeks Participants.

Transferred Amounts shall not be counted for purposes of determining compliance with the limitations on contributions and annual additions contained in Section 5.9. Provisions of the Plan which relate to the balance in a Weeks Participant’s subaccount under his Account shall not apply to amounts to be transferred as described in this Section until such transfer has actually been made.

Section E-6 Time of Payment of Transferred Amounts. A Weeks Participant may elect, but is not required, to receive payment of his Transferred Amount after he terminates employment.

(a)	When Benefits Start. Benefits under the Plan begin when a Weeks Participant retires, dies or ceases to be an employee of any Affiliate, whichever applies. Benefits which begin before age 65 for a Weeks Participant who became Totally and Permanently Disabled will be deemed to begin because he is Totally and Permanently Disabled.

Unless otherwise elected, payment of benefits under this Section will begin before the 60th day following the close of the Plan Year in which the latest date below occurs:

(i)	The date the Weeks Participant attains age 65;

(ii)	The 10th anniversary of the Weeks Participant’s entry date into the Weeks Plan; or

(iii)	The date the Weeks Participant ceases to be an employee.

Notwithstanding the foregoing, the failure of a Weeks Participant to consent to a distribution while a benefit is immediately distributable will be deemed to be an election to defer commencement of payment of any benefit sufficient to satisfy this subsection (a).

(b)	Benefit Elections. A Weeks Participant may elect to have benefits begin after the latest date for beginning benefits described above, subject to the following provisions of this subsection (b). The Weeks Participant will make the election in a form prescribed by the Committee and deliver the election to the Committee or its designee before reaching age 65 or the date he ceases to be an employee, if later. The election must describe the date benefits will begin. The Weeks Participant will not elect a date for beginning benefits which would result in a benefit payable when he dies which would be more than incidental within the meaning of governmental regulations or which is later than the date in Section 6.5(c).

Section E-7 Loans. All loans made to Weeks Participants under the Weeks Plan will, after December 31, 1999, continue to be administered in accordance with the terms and conditions of the Weeks Plan and any loan policies and procedures thereunder in effect on such date.

SUPPLEMENT F

Minimum Distribution Requirements

Section F-1 General Rules. This Supplement has been included in the Plan to comply with the limitations imposed by Code Section 401(a)(9) and it will not be construed as providing for a form of benefit not otherwise provided under the Plan. The provisions of this Supplement will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year and will take precedence over any inconsistent provisions of the Plan. All distributions required under this Supplement will be determined and made in accordance with the Treasury Regulations under Code Section 401(a)(9). Notwithstanding the other provisions of this Supplement, distributions may be made under a designation made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (“TEFRA”) and the provisions of the Plan that relate to Section 242(b)(2) of TEFRA.

Section F-2 Time and Manner of Distribution.

(a)	The Participant’s entire Account will be distributed to the Participant no later than the Participant’s required beginning date as specified in Section 6.5(c).

(b)	If the Participant dies before distribution is made, the Participant’s entire Account will be distributed no later than as follows:

(i)

If the Participant’s Surviving Spouse is the Participant’s sole designated Beneficiary (that is the individual who is designated as the Beneficiary under Section 6.7 and is the designated Beneficiary under Code Section 401(a)(9) and the regulations thereunder), distributions to the Surviving Spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

(ii)	If the Participant’s Surviving Spouse is not the Participant’s sole designated Beneficiary, the distribution to the designated Beneficiary will be made by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(iii)	For purposes of calculating the minimum distribution on the death of a Participant for purposes of this Supplement, whether the Participant has a designated Beneficiary will be determined as of September 30 of the year following the year of the Participant’s death. If a designated Beneficiary disclaims his Plan benefit or has received his entire Plan benefit prior to such September 30, he will not be considered a designated Beneficiary as of such date. If there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire Account will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

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(iv)	If the Participant’s Surviving Spouse is the Participant’s sole designated Beneficiary and the Surviving Spouse dies after the Participant but before distributions to the Surviving Spouse begin, this subsection (b), other than subsection (b)(i), will apply as if the Surviving Spouse were the Participant.

For purposes of this subsection (b) unless subsection (b)(iv) applies, distributions are considered to begin on the Participant’s required beginning date. If subsection (b)(iv) applies, distributions are considered to begin on the date distributions are required to begin to the Surviving Spouse under subsection (b)(i).

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